Exhibit 99.1

Perry Ellis International Pre-Announces Record Revenue and Expects to Beat Consensus Earnings Estimates for Second Quarter Fiscal 2008

•	Record Level Second Quarter – Revenue Increase 14%

•	Expected Record Second Quarter Results

•	George and Oscar Feldenkreis to preside over closing bell at NASDAQ

•	Full Second Quarter Results to be Released on August 20, 2007

Perry Ellis International, Inc. (NASDAQ:PERY) announced today that, based on preliminary estimates, the Company anticipates that total revenue for its second quarter ended July 31, 2007, will be approximately $195 million compared to $171 million for the second quarter ended July 31, 2006. This represents an increase of approximately $24 million, or 14% over the Company’s total revenues for the prior year period.

George Feldenkreis, Chairman and CEO, commented “According to our preliminary results, we finished the strongest second quarter in the history of the Company. Based on the positive momentum across all of our business platforms, especially Perry Ellis at department stores and the excellent performance of our other brands, we expect fiscal 2008 to represent a record year for Perry Ellis International.”

The Company indicates that based on preliminary results, it expects to beat the current mean estimate on First Call of a loss of $0.15 per share for the second quarter. Final results for second quarter fiscal 2008 are scheduled to be released after the market closes on August 20, 2007.

Perry Ellis International to Ring the NASDAQ Stock Market Closing bell

The Company noted that in celebration of its 40th anniversary, George Feldenkreis, Chairman and CEO, and Oscar Feldenkreis, Vice Chairman, President and COO will preside over the closing bell at 4:00 PM EDT today, Wednesday August 8, 2007.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Cubavera®, Munsingwear®, Savane®, Original Penguin®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co. ®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star® and MCD®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and JAG® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International